Exhibit 10
Executive Officer Salaries, 2006 Bonuses and 2007 Bonus Plan
     On February 20, 2007, the Compensation Committee of the Board of Directors of Symbion, Inc. (the “Company”) took the following actions:
2007 Salaries of Executive Officers
     The Compensation Committee set 2007 base salaries of the Company’s executive officers as follows:

Name	Title	2007 Base Salary
Richard E. Francis, Jr.	Chairman and Chief Executive Officer	$450,000
Clifford G. Adlerz	President and Chief Operating Officer	325,000
Kenneth C. Mitchell	Chief Financial Officer and Senior Vice President of Finance	212,697
R. Dale Kennedy	Senior Vice President of Management Services and Secretary	201,874

2006 Bonus Payments
     The Compensation Committee determined that the applicable performance targets set forth in the 2006 cash bonus plans for executive officers had not been achieved and, therefore, the executive officers were not entitled to receive bonuses pursuant to the plan. The Compensation Committee determined, however, that because the performance goal relating to net revenues was achieved the payment of a bonus was appropriate. Accordingly, the Compensation Committee awarded the following discretionary bonuses to the Company’s executive officers for 2006:

Name	Title	2006 Bonus
Richard E. Francis, Jr.	Chairman and Chief Executive Officer	$112,557
Clifford G. Adlerz	President and Chief Operating Officer	86,032
Kenneth C. Mitchell	Chief Financial Officer and Senior Vice President of Finance	27,697
R. Dale Kennedy	Senior Vice President of Management Services and Secretary	20,446

2007 Bonus Plan
     The Compensation Committee approved a bonus plan for executive officers of the Company to be effective for the 2007 fiscal year. Pursuant to the 2007 bonus plan, Richard E. Francis, Jr., Clifford G. Adlerz, Kenneth C. Mitchell and R. Dale Kennedy may be awarded cash bonuses based 20% upon the Company’s attainment of net revenue targets during 2007 and 80% upon the Company’s attainment of earnings targets during 2007. The maximum total bonus award that executive officers can receive ranges from 35% to 100% of base salary for 2007.

     Following the end of the 2007 fiscal year, the Compensation Committee will determine whether and the extent to which the applicable 2007 performance targets were met. The Compensation Committee will then award each executive officer a cash bonus (subject to each executive officer’s election to receive restricted stock in lieu of cash pursuant to the Company’s Deferred Stock Purchase Program) based on the achievement of the applicable performance targets. Payments for performance between the minimum threshold and the target level required to receive the maximum bonus award will be determined based on a formula. The Compensation Committee may make adjustments to the terms of awards in recognition of unusual or nonrecurring events affecting a participant or the Company, or the financial statements of the Company, or in the event of changes in applicable laws, regulations, or accounting principles.